                                        EXHIBIT (10)(iii)(A)19
                                        AT&T Form 10-K

                                        LOGO
Harold W. Burlingame                    Room 444511
Senior Vice President                   295 North Maple Avenue
                                        Basking Ridge, NJ 07920
                                        908 221-6033

Mr. Jerre Stead
71 Skyline Drive
Bernardsville, New Jersey 07924


Dear Jerre:

     This will supplement my July 31, 1991 and October 18, 1991 letters to you detailing the terms and conditions of your employment with AT&T. In line with our previous discussions, the incentive arrangements described in the "Special Incentive Program" section of Attachment A to my July 31, 1991 letter are null and void in their entirety. As a substitute for this "Special Incentive Program", you have been awarded a total of 70,000 AT&T Restricted Shares as reflected in the attached agreement.

     Within 10 business days, you will receive a dividend equivalent check in the amount of $115,500 this amount, in effect, assumes you were awarded the 70,000 Restricted Shares effective back to January 1, 1992, the start of the performance period incorporated in the attached Restricted Share agreement. Accordingly, it reflects four quarterly dividends through the December 31, 1992 dividend record date and related February 1, 1993 dividend payment date. For the next dividend record date and related dividend payment date, (i.e. March 31, 1993 and May 3, 1993) you will receive actual dividends rather than dividend equivalents.

     Your signature below will indicate your acceptance of this proposal.

 Sincerely,


                         H. W. Burlingame

Attachment


Jerre L Stead                           3/29/93
- -------------                           -------
Jerre L. Stead                          Date

                                        LOGO
Harold W. Burlingame                    Room 29-3500
Senior Vice President                   550 Madison Avenue
                                        New York, NY 10022-3297
                                        212-644-1000

                         October 18, 1991

M. Jerre L. Stead
71 Skyline Drive
Bernardsville, NJ 07924

Dear Jerre:

     This will supplement my July 31, 1991 letter to you detailing the terms and conditions of your employment with AT&T.

     Subsequent to my July 31, 1991 letter, we advised you that our Legal organization felt it was inappropriate for you to serve on the board of directors of Household International as they considered this organization a competitor of AT&T's Universal Card business. We understand this means forgoing annual compensation in the order of $31,000 per year plus 350 Household International common shares.

     In view of this situation, each year on the anniversary of your employment with AT&T, you will receive a lump sum payment of $51,000. These payments will not be included in the base for calculating benefits under any AT&T employee or Senior Management benefit plan and will cease the earlier of (1) such time as you secure a position on the board of a company not in competition with AT&T or (2) termination of your employment with AT&T. A final prorated payment will be made on the number of completed business days for a partially completed 12-month period.

     Your signature below will indicate your acceptance of this addition to the terms of your employment.


                         Sincerely,

                         Harold W. Burlingame




Jerre L. Stead           October 27, 1991
- --------------           ----------------
Jerre L. Stead           Date

                                          LOGO
Harold W. Burlingame                      Room 29-3314
Senior Vice President                     55 Madison Avenue
                                          New York, NY 10022-3297

                                   July 31, 1991


Mr. Jerre L. Stead
110 Rolling Green Drive
Barrington   IL   60010

Dear Jerre:

          It gives me great pleasure to offer you a Senior
Management position as President of AT&T's Business
Communications Systems.

          In addition to confirming my offer, this letter will further detail the terms and conditions of your employment and outline the major features of AT&T's compensation and benefit plans and practices as well as the arrangements we developed especially for you.

     SALARY AND INCENTIVES: Attachment A outlines the salary and incentive arrangements we are offering to you. As discussed, your current employer may not be granting you a prorated annual incentive for 1991. If such is the case, your 1991 AT&T annual incentives (APA and MA) will not be prorated to reflect a partial years' service here.

     HIRING BONUS:   You will receive a hiring bonus of $380,000
     payable within 30 days of your employment date. This payment is to compensate you for certain forfeitures when you leave your current employer. This payment will not be includable in the calculation of any benefits under the benefit plans of AT&T. In addition, at their next meeting, the AT&T Board's Compensation Committee will be requested to award you a special grant of 15,700 AT&T Shares.

     EMPLOYEE AND SPECIAL MID-CAREER BENEFITS: You will be eligible to be relocated from Barrington, Illinois to the Basking Ridge, New Jersey area under the AT&T Management Relocation Program. This Program includes a Miscellaneous Allowance equal to 10% of your starting base salary. (Attachment B is an outline of AT&T's Management Relocation Plan.) If you decide to join us, we will make arrangements to have a counselor immediately available to assist you with your relocation and we will assist you in securing a mortgage.

     You will, of course be eligible for the employee benefit programs available to all management employees. In addition, under the terms of the AT&T Mid-Career Hire Program, you would be entitled to a one-time payment (grossed up to reflect taxes) equivalent to six months' premiums for the Company Medical and Dental Plans. Although you will have to make your own arrangement for dental coverage during your first six months, you may immediately enroll (and pay for coverage) under the Company's Medical Expense Plan. After this initial six month period, you will be eligible for the Company paid medical, dental, and vision care coverage provided to all management employees.

     Attachment C summarizes how the Mid-Career Program's medical, death and disability benefits combine with our general employee benefit plans to protect you and your family in these important areas. In addition, this attachment outlines the features of the AT&T Savings Plans as well as our Senior Management financial counseling and telephone concession programs, which are also available to you.

     AT&T MID-CAREER PENSION PLAN: Under the Plan's current terms and conditions, a participant hired at age 48 and retiring at age 65 would receive extra pension credit for 16 years at approximately one half the rate under the AT&T Management Pension Plan. See also Special Pension Arrangement.

     SPECIAL PENSION ARRANGEMENT: This arrangement would provide you with special Ancillary Post-Termination Benefits and a Special Pension Arrangement in the event of (1) an employee initiated termination or (2) a Company initiated termination (other than for cause), on or after age 55 (but prior to age 65, the age you would normally become eligible for immediate pension benefits).

     -- Ancillary Post-Termination Benefits:

     - COBRA entitlements
          - 1 times salary Senior Management "Basic" life insurance
          - 1-1 1/2 times salary Senior Management "Split Dollar"
            (contributory) life insurance
          - Same ad-hoc inflation adjustments accorded to AT&T
            Non-Qualified "Service Pensioners"
          - Continuation of outstanding Stock Options and
            Performance Shares if such treatment continues to be available to Service Pension eligible Senior
            Managers.
          - Senior Management telephone concession service

     -- Special Pension Arrangement:

     - Provided you remain employed with AT&T until at least age 55, you will receive an accrued pension benefit payable immediately upon retirement. Such accrued pension benefit will be calculated under then existing AT&T qualified and non-qualified pension formulas (including the AT&T Mid Career Pension Plan) using actual AT&T service at termination but ignoring age and service requirements. (However, the age and service requirements for the Minimum Retirement Benefit and Surviving Spouse Benefit payable under the AT&T Senior Management Long Term Disability and Survivor Protection Plan will not be waived.) In the event such accrued pension amounts are lower than a minimum annual pension schedule reflected in Attachment D, you will receive the higher pension amount called for in this Minimum Pension Schedule. Of course, such minimum annual pension will be reduced by any actual AT&T qualified and non-qualified pensions payable to you as well as the other offsets indicated in Attachment D.

                    Since I will be abroad for two weeks, if you have any questions concerning this offer, please call Rich Evans on 908-
221-2112.

          This letter completely replaces my July 29, 1991 offer letter to you. Your signature below will indicate your acceptance of this offer.

                         Sincerely,

                         Rich Evens for HWB


Attachments

Jerre L. Stead                8/9/91
- --------------                ------
Jerre L. Stead                Date

                                                  Attachment A

                          JERRE L. STEAD

                        Current                   Proposed
                     Target     Max          Target  Per-to-Date
                     ------     ---         ------  -----------

Annual Base Salary:      $ 600  $  600         $ 550    $ 550

1991 AT&T Performance
Award (APA):                                     258      334

191 Merit Award (MA):      450     600            93      120
                         -----   -----         ------   -----
Total Cash Compensation: $1050   $1200         $ 901    $1004

Long Term Incentives-
Standard 1991 Grants:      540     780

- - 1991-1993 Performance
   Shares (PV of 10640
   Shares)                                       396      534

- - Annual Dividend
  Equivalents                                              14

- - 1991 Stock Options
  (PV of 25,970 Options)                         395      395

Total Compensation:      $1590   $1980         $1692    $1933

Seasoned Performance Shares

- - 1990-1992 (7888 Shares)                        360      289

- - 1989-1991 (10,104 Shares)                      350      364

SPECIAL INCENTIVE PROGRAM:

3- year program ties to performance of Mr. Stead's business.
- - Incremental earnings opportunity during the period:
     For achievements of each $100MM* in position MOI (i.e., MOI improvements break even):
                              $200K cash payment
                               150K 5-yr restricted stock

For each achievement of specified improvements in key non-MOI measures such as net operating cash flow (NOCF), R&D expenditures as a percent of sales, customer satisfaction index, etc.:

                                        $200K cash payment
                                         150K 5-yr restricted

Residual earnings opportunity:

- -Achievement of target MOI by end of period:      $700K cash
- -Achievement of target non-MOI measures by
 end of period:                                   $700K cash
- -Payable when achieved

*Example target; actual targets to be jointly agreed to by Mr. Stead and AT&T. Plan design will produce a target earnings potential of $3.5MM over the period ($70OK/year incremental bonuses + $1.4MM residual bonus). Additional earnings potential for above-target performance will be available and, if earned, would be delivered in restricted stock at the end of the performance period.


NOTES: Performance share and stock option present values assume 12%/year stock price growth for 5 years and an 8.5% discount rate.

          Performance-to-date figures for performance shares based on $38.00 share price and results through 2Q.

          Does not account for any accrued forfeitures which may be incurred.

                                                                Attachment B

                                       OUTLINE OF MANAGEMENT RELOCATION PLAN


Lump Sum Payment         Paid in advance based on an individual formula which
                         includes home search trips, interim living costs, meals, transportation, lodging, etc., for employee and family.
Miscellaneous
Household Allowance 10% of new salary*

Home Sale Assistance     I    Sale to Company at fair market value as
                              determined by the average of two professional appraisals
                    II   If employee finds buyer, 3% of the sale price is
                         paid to the employee as an incentive

Loss On Sale of Home     Limited to the lower of the actual loss or 10% of the
                         sum of the original purchase price and one-half of
                         eligible capital improvements to the home
Loan for Down Payment
(Equity Advance)         Interest free loan up to 95% of equity in prior home

Closing Cost        Most fees paid, e.g., attorneys, recording, mortgage
                    origination, etc.

Moving/Storage      Packing, moving household goods and unpacking

Differentials       If applicable, the greater of a Mortgage Interest
                    Differential or High Housing Cost Differential, prior house to new house, for 36 months. Maximum aggregate payment equal to 30% and 10.8% of salary, respectively

                    Difference in real estate taxes, prior house to new house, for 36 months, no maximum

Tax Gross-up        For non-deductible moving expense reimbursements
                    (Misc.  Allowance, Home Sale Incentive and
                    Differentials not included)

*6% of new salary if renting at the new location

The above is only a brief outline of such benefits. Any benefits or rights will be determined by the specific plan provisions as they apply in each case.

                                                               Attachment C
                             BENEFIT SUMMARY#


MEDICAL             Coverage and tax gross-up during first six months ...
                    thereafter, eligible to Medical@, Dental@, Vision Care Plans for employees generally

DEATH BENEFITS      Minimum 15% of Pay* for spouse's life-time until
                    pension plan for employees generally exceeds such percentage
                    - 1 x Salary Company Paid Basic Life Insurance
                    - 1 x Pay* Company Paid Pension Death Benefit to
                      mandatory beneficiary
                    - Up to 3 x Salary Employee Paid Group Term
                    - Up to 1 and 1/2 x Salary Company/Employee Paid
                      "Split Dollar" Insurance

SICKNESS DISABILITY 52 weeks at full Salary

LONG TERM DISABILITY     60% of Salary LTD benefit to age 65 provided by the
                         Company or option to elect 70% with employee
                         contribution for the additional 10%
VACATIONS           5 weeks

SAVINGS PLAN        After one year's service, Company matches 2/3 of
                    employee contribution up to 6% of Salary (Plan includes pretax 401k feature)

DEFERRAL PLAN       Option to defer Short and Long Term Incentives.
                    Current interest rate is 10 year U.S. Treasury notes plus 5% interest**

FINANCIAL COUNSELING     Tax, estate planning and investment advice Preparation
                         of will and trusts Income tax preparation

TELEPHONE CONCESSION     100% of inter-LATA long distance charges

AUTOMOBILE               Company provided leased automobile or chauffeur
                         service for business and commutation

PENSION             See AT&T MID-CAREER PENSION

# Includes Mid-Career, Senior Management and Employee Benefits
@ Under the Company Flex Plan, there are different levels of coverage from which to elect
* Base salary plus Short Term Awards
**Interest rate established by AT&T Board and subject to change from time to time.

Terms and Conditions of Employee Benefit, Mid-Career Benefit and Executive Benefit Plans subject to change by the Company. The above is only a very brief outline of such benefits. Any benefits or rights will be determined by the specific plan provisions as they apply in each case.



                                                              7/19/91

                                                         Attachment D
                     MINIMUM PENSION SCHEDULE#

  (Amounts Assume 50% Joint and Survivor  Pension  is  declined)*


     Retirement Age**                   Total Annual Pension***
          55                            $384,639
          56                             422,228
          57                             462,330
          58                             505,060
          59                             550,526
          60                             598,839
          61                             650,107
          62                             704,429
          63                             761,909
          64                             822,640
          65                             886,716


* If survivor annuity is elected, employee's minimum pension amount will be reduced to reflect practices in effect upon employee's termination and such reduction will assume that the proportion of accrued qualified and non-qualified pensions applies to amounts paid under this Minimum Pension Schedule.

**   Pension amounts will be prorated to the nearest whole month.

*** Amounts paid under this Minimum Pension Schedule will be reduced by the following offsets: (1) All AT&T's or subsidiary or associated company's qualified and non-qualified pension plans (e.g., AT&T Management Pension Plan, AT&T Non-Qualified Pension Plan, AT&T Mid-Career Pension Plan, AT&T Senior Management Long-Term Disability and Survivor Protection Plan), (2) any pensions payable from former employers (e.g., Honeywell), and (3) 50% of the Primary Social Security Maximum Benefit. If such offsets exceed the Minimum Pension amount, no benefit under this schedule is payable. Qualified and non qualified savings plans are not offsets to the Minimum Pension Schedule, e.g., AT&T Long-Term Savings Plan and AT&T Senior Management Incentive Award Deferral Plan.

     The Minimum Pension, all other AT&T non-qualified pensions and benefits, as well as all short and long term incentives, are subject to the AT&T Non-Competition Guideline (attached).





7/31/91